Exhibit 99.1

Mercantile Bancorp, Inc. Announces Second Quarter Basic Earnings increase of 9.8%, listing on new Russell Microcap Index

QUINCY, Il. --(BUSINESS WIRE)—July 15, 2005-- Today, Mercantile Bancorp, Inc. (Amex: MBR) reported second quarter earnings of $1.22 per share, compared to $.99 per share for the second quarter of 2004.  Earnings per share for the six months ended June 30, 2005 were $2.25, compared to $2.05 for the same period in 2004, an increase of 9.8%.  Net income was $2,402,000 for the second quarter of 2005, an increase of $452,000 over the second quarter of 2004, and $4,419,000 for the six months ended June 30, 2005, an increase of $401,000 over the same period in 2004.

In commenting on earnings performance, Chairman, President & CEO Dan S. Dugan said: “Earnings are on track with expectations and the fundamentals are shaping up for 2005 to be a productive year.  Our balance sheet is well positioned and managed toward continued success, balancing growth with profitability.”

For the six months ended June 30, 2005, return on average equity was 10.1% and the return on average assets was .84%.  Comparing June 30, 2005 balances to December 31, 2004, total assets increased 3.68% to $1,078,880,000.  Total loans grew 5.0% to $810,706,000.  Total deposits increased 2.9% to $898,646,000.  During the same period, stockholders’ equity increased 5.0% to $90,307,000 or 8.4% of total assets.

The Company also announced it was notified that its common stock will now be included on the Russell Microcap™ Index.  The index, which debuted on July 1, offers portfolio managers and investors access to the microcap segment of the US Equity market.  It makes up less than 3% of the US equity market and is represented by the smallest 1,000 securities in the small cap Russell 2000® Index plus the next 1,000 securities.  Russell recently posted the complete index membership list at www.russell.com/US/indexes.

According to Russell’s website, the Russell Microcap Index is constructed to provide a comprehensive and unbiased barometer for the microcap segment trading on national exchanges, while excluding lesser-regulated OTC bulletin board securities and pink-sheet stocks due to their failure to meet national exchange listing requirements.

Companies listed on the Russell Microcap were ranked as of May 31 by total market capitalization and weighted based on free-float adjustment meaning stocks are weighted by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

“We are pleased with our inclusion in this new index,” said Dugan.  “We anticipate our inclusion will help generate greater interest in our stock at an institutional level, enhancing value to all shareholders.”

The Quincy, Illinois based bank holding company’s majority-owned subsidiaries consists of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services, and asset management, and provides other financial services and products.  In addition, the Company has minority investments in 4 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

FINANCIAL SUMMARY
(In thousands, except per share data)
(Unaudited)

	June 30, 2005	December 31, 2004

Balance sheet information:
Loans	$810,706	$772,089
Investment Securities	174,794	173,371
Total Assets	1,078,880	1,040,553
Deposits	898,646	873,427
Stockholders’ Equity	90,307	85,982
Book Value Per Share	$45.99	$43.79

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004

Statement of income information:
Total interest income	$14,594	$12,314
Total interest expense	5,725	4,338
Net interest income	8,869	7,976
Provision for loan losses	680	399
Noninterest income	1,985	1,942
Noninterest expense	6,638	6,596
Minority interest	133	27
Income taxes	1,001	946
Net income	2,402	1,950
Basic Earnings Per Share	$1.22	$.99

	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Statement of income information:
Total interest income	$28,121	$23,755
Total interest expense	10,908	8,478
Net interest income	17,213	15,277
Provision for loan losses	1,229	800
Noninterest income	3,969	3,932
Noninterest expense	13,490	12,623
Minority interest	227	52
Income taxes	1,817	1,716
Net income	4,419	4,018
Basic Earnings Per Share	$2.25	$2.05

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This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,”  “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “except,” “target” and similar expressions.  These forward-looking statements are subject to significant risks, assumptions and uncertainties.  Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements.  The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com

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